Exhibit 99.1

Rex Energy Reports Second Quarter 2017 Financial and Operational Results

•	New BP Energy Company marketing arrangement enhances C3+ pricing structure and stabilizes cash flows on a quarter-to-quarter basis

•	New marketing arrangement allows Rex to reduce outstanding letters of credit by $14.1 million, creating additional liquidity

•	Sale of water line in Warrior North adds ~$8.0 million of liquidity

•	2017 and 2018 natural gas hedged basis differentials now expected to be ($0.35) – ($0.45)

•	Twelve Moraine East wells scheduled to be placed into sales in third quarter 2017

STATE COLLEGE, PA., August 8, 2017 (GLOBE NEWSWIRE) – Rex Energy Corporation (Nasdaq: REXX) today announced its second quarter 2017 financial and operational results.

Financial Update

Marketing Agreement with BP Energy Company

The company recently entered into a comprehensive marketing arrangement with BP Energy Company, an indirect wholly-owned subsidiary of BP plc (NYSE: BP), pursuant to which BP Energy Company will market the majority of Rex’s liquid C3+ products stream, and provide credit support on behalf of Rex Energy. The arrangement also enhances several of the company’s existing marketing initiatives in the Butler and Warrior North operating areas.

Beginning January 1, 2018, BP Energy Company will purchase the majority of the company’s C3+ products stream for an extended term. The pricing structure compares favorably to actual 2016 and projected 2017 prices. The new pricing structure will help to mitigate the historical fluctuations between summer and winter pricing and stabilize the company’s quarterly cash flows. As part of the new marketing arrangement, Rex Energy has reduced outstanding letters of credit by approximately $14.1 million, immediately increasing liquidity on the company’s $300 million delayed draw term loan facility. Also, as part of the broader marketing initiatives, BP Energy Company will market a portion of Rex Energy’s Warrior North gas at an improved differential to the current Dom South pricing.

“I’m very excited to expand our existing relationship with BP,” said Tom Stabley, Rex Energy’s President and Chief Executive Officer. “The relationship we have developed and grown with BP over the past several years has been a major key to Rex Energy’s success. This is another testament to the confidence placed in the company’s reserves and development capabilities. I look forward to this new, deeper relationship, and to continuing to expand it in the years to come.”

Sale of Salineville Waterline

In July, the company sold its Salineville, OH waterline and related assets to Keystone Clearwater Services (KCS) for a total consideration of approximately $8.0 million. The Salineville waterline provided water for completions in the Warrior North area. In connection with the sale of the waterline, Rex Energy entered into a lease agreement with KCS to secure water services for future completions in the Warrior North area.

Warrior North Area Condensate

Rex Energy has entered into a new term condensate agreement with Marathon Petroleum Corporation pursuant to which the company will receive an improved condensate differential on all of its production in the Warrior North Area beginning September 1, 2017.

Improving Natural Gas Basis Differentials

During the first half of 2017, the company’s realized natural gas prices improved due to tightening differentials in the northeast markets and the full realization of its Gulf Coast transport contracts. The unhedged realized natural gas price for the first half of 2017 was $2.94 and the natural gas basis differential was ($0.24) off of NYMEX. As a result, the company expects its full-year 2017 natural gas basis differential, including the effects of basis hedging, to improve to ($0.35) – ($0.45) off of NYMEX as compared to the previous estimate of ($0.58) – ($0.68) off of NYMEX.

Second Quarter Financial Results

Operating revenue from continuing operations for the three and six months ended June 30, 2017 was $47.5 million and $99.5 million, respectively, which represents an increase of 52% and 75% over the same periods in 2016. Commodity revenues, including settlements from derivatives, for the three and six months ended June 30, 2017 were $45.4 million and $94.0 million, respectively, a decrease of 7% and an increase of 7% from the same periods in 2016. Commodity revenues from natural gas liquids (NGLs) and condensate, including settlements from derivatives, represented 39% of total commodity revenues for the three months ended June 30, 2017.

Lease operating expense (LOE) from continuing operations was $29.4 million, or $1.82 per Mcfe for the quarter. For the six months ended June 30, 2017, LOE was approximately $58.3 million, or $1.84 per Mcfe. General and administrative (G&A) expenses from continuing operations were $4.3 million for the second quarter of 2017, or $0.27 per Mcfe. For the six months ended June 30, 2017, G&A expenses from continuing operations were $8.8 million, or $0.28 per Mcfe. Cash G&A expenses from continuing operations (a non-GAAP measure) for the three months ended June 30, 2017 were $3.8 million, or $0.23 per Mcfe, a 16% increase on a per unit basis as compared to the same period in 2016. For the six months ended June 30, 2017, cash G&A expenses from continuing operations (a non-GAAP measure) were $8.3 million, or $0.26 per Mcfe, consistent on a per unit basis when compared to the same period in 2016.

Net loss attributable to common shareholders for the three months ended June 30, 2017 was $10.2 million, or $1.03 per basic share. Net loss attributable to common shareholders for the six months ended June 30, 2017 was $8.1 million, or $0.83 per basic share. Adjusted net loss, a non-GAAP measure, for the three months ended June 30, 2017 was $9.2 million, or $0.93 per share. Adjusted net loss for the six months ended June 30, 2017 was $14.7 million, or $1.50 per share.

EBITDAX from continuing operations, a non-GAAP measure, was $12.4 million for the second quarter of 2017 and $28.0 million for the six months ended June 30, 2017.

Reconciliations of adjusted net loss to GAAP net loss, EBITDAX to GAAP net loss and G&A to cash G&A for the three and six months ended June 30, 2017, as well as a discussion of the uses of each measure, are presented in the appendix of this release.

Production Results and Price Realizations

Second quarter 2017 production volumes from continuing operations were 177.1 MMcfe/d, consisting of 108.7 MMcf/d of natural gas, 4.8 Mbbls/d of C3+ NGLs, 5.8 Mbbls/d of ethane and 0.8 Mbbls/d of condensate. NGLs (including ethane) and condensate accounted for 39% of net production for the second quarter of 2017. Second quarter production was constrained during the quarter due to unplanned maintenance downtime in the company’s midstream services. The unplanned maintenance downtime adversely effected production during the second quarter by approximately 3.5 MMcfe/d.

Including the effects of cash-settled derivatives, realized prices for the three months ended June 30, 2017 were $2.78 per Mcf for natural gas, $21.62 per barrel for C3+ NGLs, $9.93 per barrel for ethane and $44.35 per barrel for condensate. Before the effects of hedging, realized prices for the three months ended June 30, 2017 were $2.94 per Mcf for natural gas, $23.03 per barrel for C3+ NGLs, $9.96 per barrel for ethane and $42.35 per barrel for condensate.

Including the effects of cash-settled derivatives, realized prices for the six months ended June 30, 2017 were $2.91 per Mcf for natural gas, $23.37 per barrel for C3+ NGLs, $9.84 per barrel for ethane and $45.26 per barrel for condensate. Before the effects of hedging, realized prices for the six months ended June 30, 2017 were $3.05 per Mcf for natural gas, $26.86 per barrel for C3+ NGLs, $9.74 per barrel for ethane and $44.25 per barrel for condensate.

Second Quarter 2017 Capital Investments

For the second quarter of 2017, net operational capital investments were approximately $29.1 million. The company expects to be reimbursed by joint development partners for approximately $13.4 million of previously incurred costs that were not billed until the third quarter of 2017. Capital investments in the second quarter of 2017 funded the drilling of six gross (4.8 net) wells, fracture stimulation of six gross (3.1 net) wells and other projects related to drilling and completing wells in the Appalachian Basin. Net operated capital expenditures for the full-year 2017 are still expected to be within the range of the company’s previously issued guidance of $115.0 million - $130.0 million.

Operational Update

Moraine East Area

In the Moraine East Area, the company drilled two gross (two net) wells, completed six gross (3.1 net) wells and placed into sales four gross (1.4 net) wells in the second quarter of 2017. In addition, the company had nine gross (4.9) net wells awaiting completion at the end of the second quarter.

The company has begun initial sales from its six-well Shields pad. The six wells were drilled to an average lateral length of approximately 8,800 feet and completed in an average of 49 stages. In addition, the company has completed two of the Shields wells with engineered spacing designs as compared to its standard spacing design. The company expects to provide an update on the performance of the pad in the coming weeks.

The company recently finished completing the four wells on the Mackrell pad, which were drilled to an average lateral length of 7,630 feet. The wells are expected to be placed into sales in early September 2017 as scheduled. Lastly, the company recently finished drilling the two-wells on the Frye pad, which were drilled to an average lateral length of approximately 6,300 feet. The two-well Frye pad is currently being completed and is expected to be placed into sales in the third quarter of 2017.

The twelve wells discussed above are all on the eastern side of the Moraine East Area and will be the final delineation of the field. The company now expects to place additional compression for the Moraine East Area into service in early January 2018, a delay compared to previous estimates of early fourth quarter service, which, in turn, will defer peak production from the area until January 2018.

Legacy Butler Operated Area

In the Legacy Butler Operated Area, the company has begun completing the four-well Wilson pad. The four wells were drilled to an average lateral length of approximately 9,300 feet and are expected to be placed into sales in the fourth quarter of 2017.

Warrior North Area

In the Warrior North Area, the company has finished drilling the three-well Jenkins pad. The three wells were drilled to an average lateral length of approximately 6,500 feet and in an average of 13.2 drilling days, the best average the company has achieved in the Warrior North Area. The three wells are expected to be completed at the end of the fourth quarter of 2017.

Third Quarter and Full Year 2017 Guidance

Rex Energy is providing guidance for the third quarter of 2017 and adjusted full-year 2017. Full-year 2017 production guidance has been reduced to 180.0 - 190.0 MMcfe/d due to midstream restrictions and delays in placing the Vaughn and Baird pads into sales in the first half of 2017. The company still expects to achieve its year-end 2017 exit rate production growth rate guidance of 15% - 20% upon the commissioning of its fourth compressor in the Moraine East Area, which is scheduled for January 5, 2018. This will allow the company to remain on target to meet its full-year 2018 production guidance of 255.0 – 265.0 MMcfe/d.

	3Q2017	Full Year 2017
Production	171.0 - 181.0 MMcfe/d	180.0 - 190.0 MMcfe/d
LOE ($/Mcfe)	$1.80 - $1.90	$1.70 - $1.80
Cash G&A ($/Mcfe)	$0.22 - $0.27	$0.20 - $0.25
Operational Capital Expenditures(1)	—	$115.0 - $125.0 MMcfe/d

(1)	Land acquisition expense and capitalized interest are not included in the operational capital expenditures budget

Conference Call Information

Management will host a live conference call and webcast on Wednesday, August 9, 2017 at 10:00 a.m. Eastern to review second quarter 2017 financial results and operational highlights. The telephone number to access the conference call is (866) 437-1772.

About Rex Energy Corporation

Headquartered in State College, Pennsylvania, Rex Energy is an independent oil and gas exploration and production company with its core operations in the Appalachian Basin. The company’s strategy is to pursue its higher potential exploration drilling prospects while acquiring oil and natural gas properties complementary to its portfolio.

Forward-Looking Statements

Except for historical information, all statements made in this release, including those relating to the timing and nature of development plans; drilling and completion schedules; anticipated fracture stimulation activities; expected dates for placement of wells into sales; and our financial guidance for third quarter and full year 2017 are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may contain words such as “expected”, “expects”, “scheduled”, “planned”, “plans”, “anticipates” or similar words, and are based on management’s experience and perception of historical trends, current conditions, and anticipated future developments, as well as other factors believed to be appropriate. We believe these statements and the assumptions and estimates contained in this release are reasonable based on information that is currently available to us. However, management’s assumptions and the company’s future performance are subject to a wide range of business risks and uncertainties, both known and unknown, and we cannot assure that the company can or will meet the goals, expectations, and projections included in this release. Any number of factors could cause our actual results to be materially different from those expressed or implied in our forward looking statements, including (without limitation):

•	economic conditions in the United States and globally;

•	domestic and global demand for oil, NGLs and natural gas;

•	volatility in oil, NGL, and natural gas pricing;

•	conditions in the domestic and global capital and credit markets and their effect on us;

•	the adequacy and availability of capital resources, credit, and liquidity including, but not limited to, access to additional borrowing capacity;

•	the success of our business, operational, financial, and hedging strategies;

•	new or changing government regulations, including those relating to environmental matters, permitting, or other aspects of our operations;

•	the geologic quality of our properties with regard to, among other things, the existence of hydrocarbons in economic quantities;

•	uncertainties inherent in the estimates of our oil and natural gas reserves;

•	our ability to increase oil and natural gas production and income through exploration and development;

•	drilling and operating risks;

•	the success of our drilling and completion techniques in unconventional reservoirs;

•	the number of potential well locations to be drilled, the cost to drill them, and the time frame within which they will be drilled;

•	the ability of contractors to timely and adequately perform their drilling, construction, well stimulation, completion and production services;

•	the availability of equipment, such as drilling rigs, and infrastructure, such as transportation, pipelines, processing and midstream services;

•	the effects of adverse weather or other natural disasters on our operations;

•	competition in the oil and gas industry in general, and specifically in our areas of operations;

•	changes in our drilling plans and related budgets;

•	the success of prospect development and property acquisition; and

•	uncertainties related to the legal and regulatory environment for our industry, and our own legal proceedings and their outcome.

We undertake no obligation to publicly update or revise any forward-looking statements. Further information on the company’s risks and uncertainties is available in our filings with the Securities and Exchange Commission and we strongly encourage investors to review those filings.

*      *      *      *       *

For more information contact:

Investor Relations

(814) 278-7130

InvestorRelations@rexenergycorp.com

REX ENERGY CORPORATION

CONSOLIDATED BALANCE SHEETS

($ in Thousands, Except Share and Per Share Data)

	June 30, 2017 (Unaudited)	December 31, 2016
ASSETS
Current Assets
Cash and Cash Equivalents	$12,855	$3,697
Accounts Receivable	23,762	25,448
Taxes Receivable	48	211
Short-Term Derivative Instruments	7,317	1,873
Inventory, Prepaid Expenses and Other	2,002	2,546

Total Current Assets	45,984	33,775
Property and Equipment (Successful Efforts Method)
Evaluated Oil and Gas Properties	977,665	1,053,461
Unevaluated Oil and Gas Properties	205,691	215,794
Other Property and Equipment	22,309	21,401
Wells and Facilities in Progress	59,807	21,964
Pipelines	21,289	18,029

Total Property and Equipment	1,286,761	1,330,649
Less: Accumulated Depreciation , Depletion and Amortization	(434,483)	(475,205)

Net Property and Equipment	852,278	855,444
Other Assets	2,488	2,492
Long-Term Derivative Instruments	4,820	2,212

Total Assets	$905,570	$893,923
LIABILITIES AND EQUITY
Current Liabilities
Accounts Payable	$46,235	$40,712
Current Maturities of Long-Term Debt	834	764
Accrued Liabilities	32,791	37,207
Short-Term Derivative Instruments	6,563	25,025

Total Current Liabilities	86,423	103,708
Long-Term Derivative Instruments	9,450	7,227
Senior Secured Line of Credit and Long-Term Debt, Net of Issuance Costs	—	113,785
Term Loans, Net	136,163	—
Senior Notes, Net	648,820	638,161
Other Long-Term Debt	3,627	3,409
Other Deposits and Liabilities	7,731	8,671
Future Abandonment Cost	9,658	8,736

Total Liabilities	$901,872	$883,697

Stockholder Equity
Preferred Stock, $.001 par value per share, 100,000 shares authorized and 3,987 issued and outstanding on June 30, 2017 and December 31, 2016	$1	$1
Common Stock, $.001 par value per share, 100,000,000 shares authorized and 9,952,861 shares issued and outstanding on June 30, 2017 and 9,787,146 shares issued and outstanding on December 31, 2016	10	10
Additional Paid-In Capital	651,659	650,669
Accumulated Deficit	(647,972)	(640,454)

Total Stockholders’ Equity	3,698	10,226

Total Liabilities and Owners’ Equity	$905,570	$893,923

REX ENERGY CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in Thousands, Except per Share Data)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2017	2016	2017	2016
OPERATING REVENUE
Natural Gas, NGL and Condensate Sales	$47,457	$31,271	$99,522	$56,944
Other Operating Revenue	5	(6)	11	7

TOTAL OPERATING REVENUE	47,462	31,265	99,533	56,951
OPERATING EXPENSES
Production and Lease Operating Expense	29,374	25,221	58,308	49,672
General and Administrative Expense	4,294	4,837	8,828	10,121
Gain on Disposal of Assets	(124)	(4,307)	(1,959)	(4,295)
Impairment Expense	3,032	25,139	4,577	35,780
Exploration Expense	99	803	319	1,738
Depreciation, Depletion, Amortization and Accretion	15,501	14,750	30,969	31,262
Other Operating Expense	(98)	704	(118)	1,030

TOTAL OPERATING EXPENSES	52,078	67,147	100,924	125,308
LOSS FROM OPERATIONS	(4,616)	(35,882)	(1,391)	(68,357)
OTHER EXPENSE (EXPENSE)
Interest Expense	(12,122)	(11,439)	(21,266)	(24,469)
Gain (Loss) on Derivatives, Net	10,386	(29,169)	18,766	(25,120)
Other Income	20	12	(7)	12
Debt Exchange Expense	—	(533)	—	(9,014)
Gain on Extinguishment of Debt	(3,271)	23,707	(3,022)	23,707

TOTAL OTHER INCOME (EXPENSE)	(4,987)	(17,422)	(5,529)	(34,884)
LOSS FROM CONTINUING OPERATIONS BEFORE INCOME TAX	(9,603)	(53,304)	(6,920)	(103,241)
Income Tax Benefit	—	393	—	(2,321)

NET LOSS FROM CONTINUING OPERATIONS	(9,603)	(52,911)	(6,920)	(105,562)
Loss From Discontinued Operations, Net of Income Taxes	—	(1,683)	—	(9,173)

NET LOSS	(9,603)	(54,594)	(6,920)	(114,735)
Preferred Stock Dividends	(598)	(1,723)	(1,196)	(3,828)
Effect of Preferred Stock Conversion	—	72,316	—	72,316

NET INCOME (LOSS) ATTRIBUTABLE TO COMMON SHAREHOLDERS	$(10,201)	$15,999	$(8,116)	$(46,247)

Earnings per common share:
Basic – Net Income (Loss) From Continuing Operations Attributable to Rex Energy Common Shareholders	$(1.03)	$2.45	$(0.83)	$(5.79)
Basic – Net Loss From Discontinued Operations Attributable to Rex Energy Common Shareholders	—	(0.23)	—	(1.43)

Basic – Net Income (Loss) Attributable to Rex Energy Common Shareholders	$(1.0\3)	$2.22	$(0.83)	$(7.22)
Basic – Weighted Average Shares of Common Stock Outstanding	9,881	7,180	9,825	6,404
Diluted – Net Income (Loss) From Continuing Operations Attributable to Rex Energy Common Shareholders	$(1.03)	$2.45	$(0.83)	$(5.79)
Diluted – Net Loss From Discontinued Operations Attributable to Rex Energy Common Shareholders	—	(0.23)	—	(1.43)

Diluted – Net Income (Loss) Attributable to Rex Energy Common Shareholders	$(1.03)	$2.22	$(0.83)	$(7.22)
Diluted – Weighted Average Shares of Common Stock Outstanding	9,881	7,180	9,825	6,404

REX ENERGY CORPORATION

CONSOLIDATED OPERATIONAL HIGHLIGHTS

	Three Months Ending		Six Months Ending
	June 30,		June 30,
	2017	2016	2017	2016
Oil, Natural Gas, NGL and Ethane sales (in thousands):
Natural gas sales	$29,097	$16,044	$60,442	$31,560
Condensate sales	2,993	3,369	6,414	4,902
Natural gas liquids (C3+) sales	10,119	7,867	23,127	13,843
Ethane sales	5,247	3,991	9,540	6,639
Cash-settled derivatives:
Natural gas	(1,594)	14,857	(2,766)	23,080
Condensate	141	310	146	2,098
Natural gas liquids (C3+)	(616)	2,255	(3,001)	5,211
Ethane	(12)	—	96	144

Total oil, gas, NGL and Ethane sales including cash settled derivatives	$45,375	$48,693	$93,998	$87,477

Production during the period:
Natural gas (Mcf)	9,889,888	11,327,101	19,801,630	22,631,620
Condensate (Bbls)	70,687	90,565	144,927	153,628
Natural gas liquids (C3+) (Bbls)	439,441	507,990	861,146	997,744
Ethane (Bbls)	526,893	532,928	979,580	971,140

Total (Mcfe)[1]	16,112,014	18,115,999	31,715,548	35,366,692
Production – average per day:
Natural gas (Mcf)	108,680	124,474	109,401	124,350
Condensate (Bbls)	777	995	801	844
Natural gas liquids (C3+) (Bbls)	4,829	5,582	4,758	5,482
Ethane (Bbls)	5,790	5,856	5,412	5,336

Total (Mcfe)[1]	177,055	199,077	175,224	194,322
Average price per unit:
Realized natural gas price per Mcf – as reported	$2.94	$1.42	$3.05	$1.39
Realized impact from cash settled derivatives per Mcf	(0.16)	1.31	(0.14)	1.02

Net realized price per Mcf	$2.78	$2.73	$2.91	$2.41

Realized condensate price per Bbl – as reported	$42.35	$37.20	$44.25	$31.91
Realized impact from cash settled derivatives per Bbl[2]	2.00	3.42	1.01	13.66

Net realized price per Bbl	$44.35	$40.62	$45.26	$45.57

Realized natural gas liquids (C3+) price per Bbl – as reported	$23.03	$15.49	$26.86	$13.87
Realized impact from cash settled derivatives per Bbl	(1.41)	4.44	(3.49)	5.23

Net realized price per Bbl	$21.62	$19.93	$23.37	$19.10

Realized ethane price per Bbl – as reported	$9.96	$7.49	$9.74	$6.84
Realized impact from cash settled derivatives per Bbl	0.03	—	0.10	0.14

Net realized price per Bbl	$9.93	$7.49	$9.84	$6.98
LOE/Mcfe	$1.82	$1.39	$1.84	$1.40
Cash G&A/Mcfe	$0.24	$0.20	$0.26	$0.26

[1]	Oil and natural gas liquids are converted at the rate of one barrel of oil equivalent to six Mcfe.
[2]	Includes the effect of derivatives not classified as discontinued operations. When including the effect of Illinois Basin production, derivatives realized increased prices by 1.15/bbl and $6.73/bbl for the three and six month periods ended June 30, 2017 and 2016.

REX ENERGY CORPORATION

COMMODITY DERIVATIVES – HEDGE POSITION AS OF 8/8/2017

	2017	2018
Oil Derivatives (Bbls)
Swap Contracts
Volume	25,000	60,000
Price	$54.00	$54.00
Collar Contracts
Volume	—	18,000
Ceiling	$—	$60.00
Floor	$—	$53.00
Collar Contracts with Short Puts
Volume	65,000	66,000
Ceiling	$61.35	$61.55
Floor	$49.23	$51.59
Short Put	$39.62	$42.50
Natural Gas Derivatives (Mcf)
Swap Contracts
Volume	6,330,000	15,335,000
Price	$3.03	$3.10
Swaption Contracts
Volume	1,000,000	—
Price	$3.33	$—
Put Spreads
Volume	—	—
Floor	$—	$—
Short Put	$—	$—
Collar Contracts
Volume	900,000	450,000
Ceiling	$3.32	$3.65
Floor	$2.72	$3.20
Collar Contracts with Short Puts
Volume	7,170,000	8,775,000
Ceiling	$3.87	$3.58
Floor	$2.98	$2.89
Short Put	$2.29	$2.30
Call Contracts
Volume	3,505,220	16,489,900
Ceiling	$4.51	$4.64

Natural Gas Liquids (Bbls)
Swap Contracts
Propane (C3)
Volume	405,000	630,000
Price	$23.30	$25.62
Butane (C4)
Volume	100,000	186,000
Price	$28.54	$32.94
Isobutane (IC4)
Volume	53,000	102,000
Price	$29.55	$33.62
Natural Gasoline (C5+)
Volume	140,000	207,072
Price	$48.43	$49.42
Ethane
Volume	375,000	750,000
Price	$10.58	$13.02
Natural Gas Basis (Mcf)
Swap Contracts
Dominion Appalachia
Volume	7,471,000	18,980,000
Price	$(0.78)	$(0.81)
Texas Gas Zone 1
Volume	6,120,000	14,600,000
Price	$(0.13)	$(0.13)
NYMEX Heating Oil (Gal)
Swap Contracts
Volume	—	—
Price	$—	$—

APPENDIX

REX ENERGY CORPORATION

NON-GAAP MEASURES

EBITDAX

“EBITDAX” means, for any period, the sum of net income for such period plus the following expenses, charges or income to the extent deducted from or added to net income in such period: interest, income taxes, DD&A, unrealized losses from financial derivatives, non-recurring gains and losses, exploration expenses and other similar non-cash charges, minus all non-cash income, including but not limited to, income from unrealized financial derivatives and gains on asset dispositions, added to net income. EBITDAX, as defined above, is used as a financial measure by our management team and by other users of its financial statements, such as our commercial bank lenders to analyze such things as:

•	Our operating performance and return on capital in comparison to those of other companies in our industry, without regard to financial or capital structure;

•	The financial performance of our assets and valuation of the entity without regard to financing methods, capital structure or historical cost basis;

•	Our ability to generate cash sufficient to pay interest costs, support our indebtedness and make cash distributions to our stockholders; and

•	The viability of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities.

EBITDAX is not a calculation based on GAAP financial measures and should not be considered as an alternative to net income (loss) (the most directly comparable GAAP financial measure) in measuring our performance, nor should it be used as an exclusive measure of cash flows, because it does not consider the impact of working capital growth, capital expenditures, debt principal reductions, and other sources and uses of cash, which are disclosed in our consolidated statements of cash flows.

We have reported EBITDAX because it is a financial measure used by our existing commercial lenders, and because this measure is commonly reported and widely used by investors as an indicator of a company’s operating performance and ability to incur and service debt. You should carefully consider the specific items included in our computations of EBITDAX. While we have disclosed EBITDAX to permit a more complete comparative analysis of our operating performance and debt servicing ability relative to other companies, you are cautioned that EBITDAX as reported by us may not be comparable in all instances to EBITDAX as reported by other companies. EBITDAX amounts may not be fully available for management’s discretionary use, due to requirements to conserve funds for capital expenditures, debt service and other commitments.

We believe that EBITDAX assists our lenders and investors in comparing our performance on a consistent basis without regard to certain expenses, which can vary significantly depending upon accounting methods. Because we may borrow money to finance our operations, interest expense is a necessary element of our costs. In addition, because we use capital assets, DD&A are also necessary elements of our costs. Finally, we are required to pay federal and state taxes, which are necessary elements of our costs. Therefore, any measures that exclude these elements have material limitations.

To compensate for these limitations, we believe it is important to consider both net income determined under GAAP and EBITDAX to evaluate our performance.

For purposes of consistency with current calculations, we have revised certain amounts relating to prior period EBITDAX. The following table presents a reconciliation of our net income to EBITDAX for each of the periods presented.

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Net Loss From Continuing Operations	$(9,603)	$(52,911)	$(6,920)	$(105,562)
Add Back Non-Recurring Costs[1]	3,349	(23,174)	3,459	(14,694)
Add Back Depletion, Depreciation, Amortization and Accretion	15,501	14,750	30,969	31,262
Add Back Non-Cash Compensation Expense	511	1,164	571	1,016
Add Back Interest Expense	12,123	11,439	21,271	24,469
Add Back Impairment Expense	3,032	25,139	4,577	35,780
Add Back Exploration Expenses	99	803	319	1,738
Less Gain on Disposal of Assets	(124)	(4,307)	(1,959)	(4,295)
Less (Gain) Loss on Financial Derivatives	(10,386)	29,169	(18,766)	25,120
Add Back (Less) Cash Settlement of Derivatives	(2,082)	17,345	(5,525)	30,340
Less Income Tax Benefit	—	(393)	—	2,321

EBITDAX From Continuing Operations	$12,420	$19,024	$27,996	$27,495
Net Loss From Discontinued Operations	$—	$(1,683)	$—	$(9,173)
Add Back Depletion, Depreciation, Amortization and Accretion	—	2,186	—	5,083
Add Back Non-Cash Compensation Expense	—	139	—	259
Add Back Interest Expense	—	1	—	3
Add Back Impairment Expense	—	—	—	3,543
Add Back Exploration Expense	—	85	—	143
Less Gain on Disposal of Assets	—	(2)	—	(43)
Add Back (Less) Income Tax Expense (Benefit)	—	120	—	(502)

Add EBITDAX From Discontinued Operations	$—	$846	$—	$(687)

EBITDAX (Non-GAAP)	$12,420	$19,870	$27,996	$26,808

[1]	For the three and six months ended June 30, 2017, includes a net $0.1 million of advisory services related to joint venture drilling programs, and $3.3 million in loss on extinguishment of debt. For the six months ended June 30, 2017, includes a net $0.4 million of advisory services related to joint venture drilling programs, and $3.0 million in loss on the extinguishment of debt. For the three months ended June 30, 2016, includes approximately $23.7 million in gains on extinguishment of debt and $0.5 million in debt exchange expenses. For the six months ended June 30, 2016, includes approximately $23.7 million in gain on extinguishment of debt and $9.0 million in debt exchange expenses.

Adjusted Net Loss

“Adjusted Net Loss” means, for any period, the sum of net income (loss) from continuing operations before income taxes for the period plus the following expenses, charges or income, in each case, to the extent deducted from or added to net income in the period: unrealized losses from financial derivatives, non-cash compensation expense, dry hole expenses, disposals of assets, impairment and other one-time or non-recurring charges, minus all gains from unrealized financial derivatives, disposal of assets and deferred income tax benefits, added to net income. Adjusted Net Loss is used as a financial measure by Rex Energy’s management team and by other users of its financial statements, to analyze its financial performance without regard to non-cash deferred taxes and non-cash unrealized losses or gains from oil and gas derivatives. Adjusted Net Loss is not a calculation based on GAAP financial measures and should not be considered as an alternative to net income (loss) in measuring the company’s performance.

Rex Energy reports Adjusted Net Loss because it believes that this measure is commonly reported and widely used by investors as an indicator of a company’s operating performance. You should carefully consider the specific items included in the company’s computation of this measure. You are cautioned that Adjusted Net Income as reported by Rex Energy may not be comparable in all instances to that reported by other companies.

To compensate for these limitations, the company believes it is important to consider both net income determined under GAAP and Adjusted Net Income.

The following table presents a reconciliation of Rex Energy’s net income from continuing operations to its adjusted net loss for each of the periods presented ($ in thousands):

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2017	2016	2017	2016
Loss From Continuing Operations Before Income Taxes, as reported	$(9,603)	$(53,304)	$(6,920)	$(103,241)
(Gain) Loss on Derivatives, Net	(10,386)	29,169	(18,766)	25,120
Cash Settlement of Derivatives	(2,082)	17,345	(5,525)	30,340

Add Back (Gain) Loss from Financial Derivatives	(12,,468)	46,514	(24,291)	55,460

Add Back Non-Recurring Costs[1]	3,349	(23,174)	3,459	(14,694)
Add Back Impairment Expense	3,032	25,139	4,577	35,780
Add Back Dry Hole Expense	2	2	13	845
Add Back Non-Cash Compensation Expense	511	1,164	571	1,016
Less Gain on Disposal of Assets	(124)	(4,307)	(1,959)	(4,295)

Loss From Continuing Operations Before Income Taxes, adjusted	$(15,301)	$(7,966)	$(24,550)	$(29,129)
Less Income Tax Benefit, adjusted[2]	6,120	3,186	9,820	11,652

Adjusted Net Loss From Continuing Operations	$(9,181)	$(4,780)	$(14,730)	$(17,477)

Basic – Adjusted Net Loss Per Share	$(0.93)	$(0.67)	$(1.50)	$(2.72)

Basic – Weighted Average Shares of Common Stock Outstanding	9,881	7,180	9,825	6,404

[1]	For the three and nine months ended June 30, 2017, includes a net $0.1 million of advisory services related to joint venture drilling programs, and $3.3 million in loss on extinguishment of debt. For the six months ended June 30, 2017, includes a net $0.4 million of advisory services related to joint venture drilling programs, and $3.0 million in loss on the extinguishment of debt. For the three months ended June 30, 2016, includes approximately $23.7 million in gains on extinguishment of debt and $0.5 million in debt exchange expenses. For the six months ended June 30, 2016, includes approximately $23.7 million in gain on extinguishment of debt and $9.0 million in debt exchange expenses.
[2]	Assumes an effective tax rate of 40%

Cash General and Administrative Expenses

Cash General and Administrative Expenses (Cash G&A) is the difference between GAAP G&A and non-Cash G&A, which is primarily comprised of non-cash compensation expense. Rex Energy has reported Cash G&A because it believes that this measure is commonly reported and widely used by management and investors as an indicator of overhead efficiency without regard to non-cash expenditures, such as stock compensation. Cash G&A is not a calculation based on GAAP financial measures and should not be considered as an alternative to GAAP G&A in measuring the company’s performance. You should carefully consider the specific items included in the company’s computation of this measure. You are cautioned that Cash G&A as reported by Rex Energy may not be comparable in all instances to that reported by other companies.

To compensate for these limitations, the company believes it is important to consider both Cash G&A and GAAP G&A. The following table presents a reconciliation of Rex Energy’s GAAP G&A to its Cash G&A for each of the periods presented (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
GAAP G&A	$4,294	$4,837	$8,828	$10,121
Non-Cash Compensation Expense	514	1,164	574	1,016

Cash G&A	$3,780	$3,673	$8,254	$9,105